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                                                                     EXHIBIT 2.3

                   AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT
                   -------------------------------------------

         This Amendment No. 2 to the Asset Purchase Agreement (this "Amendment No. 2") is made and entered into as of November 11, 1998, by and among Menley & James, Inc., a Delaware corporation (the "Company"), Menley & James Laboratories, Inc., a Delaware corporation (the "Subsidiary"), and Numark Laboratories, Inc., a Delaware corporation (the "Purchaser"). The Company, the Subsidiary and the Purchaser are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Company, the Subsidiary and the Purchaser previously entered into an Asset Purchase Agreement dated as of August 21, 1998 (the "Original Agreement");

         WHEREAS, the Company, the Subsidiary and the Purchaser previously entered into Amendment No. 1 dated as of October 13, 1998 ("Amendment No. 1") to the Original Agreement (as amended by Amendment No. 1, the "Agreement");

         WHEREAS, the Parties, based upon discussions subsequent to date of the Agreement, have determined to revise certain provisions relating to the Purchase Price and to add provisions relating to the operation of the business during a limited transition period; and

         WHEREAS, it is now the intention of the Parties to amend the Agreement as set forth below;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

                           "Section 2.1. Purchase Price. At the Closing, the
                  Purchaser shall pay a purchase price of $13,430,000 (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds to such accounts as shall be designated by the Subsidiary at least 3 business days prior to the Closing Date. The Company acknowledges that it will receive substantial benefit from the Purchase Price being paid to the Subsidiary and, accordingly, no additional consideration shall be paid to the Company for the transfer of its right, title and interest in and to the trademark "AquaCare"."

2. Section 2.2 of the Agreement is hereby deleted in its entirety.

3. Article 6 of the Agreement is hereby amended by adding a new Section 6.5 which shall read in its entirety as follows:

                           "Section 6.5. Transaction Notification; Transition
                  Operations.

                                    6.5.1 The Purchaser shall provide to the
                  Subsidiary a written notice, in a form reasonably acceptable to the Subsidiary, which notice the Subsidiary shall send to each of its vendors and customers. The notice shall advise the recipient of the pending Transaction, the anticipated date of its completion, and certain matters relating to the operation of the Subsidiary pending the completion of the Transaction.
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                                    6.5.2 (a) For the period beginning on
                  November 16, 1998 and continuing until the earlier of the Closing or the termination of this Agreement for any reason (the "Transition Period"), (i) the Subsidiary shall deliver to the Purchaser any and all customer orders received by the Subsidiary, and (ii) the Purchaser shall have the right and authority to collect, for the account of the Subsidiary, all monies payable in respect of the Subsidiary's operations during the Transition Period (the "Transition Operations"), which monies it shall hold in trust for the sole benefit of the Subsidiary (the "Trust Monies"); provided, however, the Purchaser shall neither change any of the terms or conditions of sales made by the Subsidiary to any customer nor, without the prior written consent of the Subsidiary, institute any legal proceeding or collection action, including, without limitation, referring a particular customer's account for collection by a third party.

                                          (b) Effective as of the Closing, the
                  provisions of subsection (a) shall terminate and thereafter, the Purchaser (i) shall have the sole right and authority to collect, for its own account and sole benefit, all monies payable in respect of the Transition Operations, no matter how or when earned, and (ii) shall have the sole right to the Trust Monies. If the Company or the Subsidiary shall receive any such monies, it shall hold all such monies in trust for the sole benefit of the Purchaser, and shall remit such monies to the Purchaser in accordance with Section 7.9(b) hereof.

                                          (c) Notwithstanding subsection (b)
                  above, in the event this Agreement is terminated for any reason, the Purchaser shall, no later than the 5th Business Day after such termination, cause the transfer and delivery to the Subsidiary of any monies or other property which the Purchaser may have received in respect of, or in connection with, the Transition Operations. In the event this Agreement is terminated for any reason, the Purchaser authorizes the Subsidiary to endorse, in the Purchaser's name, all notes, checks, drafts, money orders or other instruments of payment in respect of the foregoing which may come into the possession of the Subsidiary, and to notify each person or entity that received the notice pursuant to Section 6.5.1 to deliver all future payments directly to the Subsidiary, and the Purchaser hereby ratifies all that the Subsidiary shall lawfully do or cause to be done by virtue hereof."

4. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

5. In the case of any inconsistency or conflict between the provisions of this Amendment No. 2 and the provisions of the Agreement, the provisions of this Amendment No. 2 shall govern.

6. Except as expressly provided for in this Amendment No. 2, all terms, conditions and obligations contained in the Agreement are hereby confirmed and shall remain unchanged and in full force and effect.

7. Where provisions of the Agreement are deleted in their entirety, without amendment, restatement or replacement as a result of this Amendment No. 2, the words "INTENTIONALLY OMITTED" shall be inserted in their place.

                                       2
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8. The Company and the Subsidiary hereby confirm to the Purchaser, and the
   Purchaser hereby confirms to the Company and the Subsidiary, that each of them is not aware of any conditions to Closing contained in the Agreement that it believes will not be satisfied on the Closing Date.

9. This Amendment No. 2 shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State.

         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    MENLEY & JAMES, INC.

                                    By:    /s/   LAWRENCE D. WHITE
                                    --------------------------------------------
                                    Name:  Lawrence D. White
                                    Title: President and Chief Executive Officer



                                    MENLEY & JAMES LABORATORIES, INC.

                                    By:    /s/   LAWRENCE D. WHITE
                                    --------------------------------------------
                                    Name:  Lawrence D. White
                                    Title: President and Chief Executive Officer



                                    NUMARK LABORATORIES, INC.

                                    By:    /s/ PATRICK M. LONERGAN
                                    --------------------------------------------
                                    Name:  Patrick M. Lonergan
                                    Title: President